RMR HEALTHCARE TOTAL RETURN FUND

              AMENDMENT NO. 1 TO AGREEMENT AND DECLARATION OF TRUST



         AMENDMENT NO. 1, dated as of May 20, 2004, to the Agreement and Declaration of Trust of the RMR Healthcare Total Return Fund dated as of May 11, 2004 (the "Declaration of Trust").

         Whereas, the RMR Healthcare Total Return Fund (the "Trust") desires to change its name from "RMR Healthcare Total Return Fund" to "RMR Healthcare Growth and Income Fund";

         Now, therefore, the Declaration of Trust is hereby amended, effective as of the date hereof, as follows:

         Article I, Section 1 of the Declaration of Trust is hereby amended in its entirety to read as follows:

         "Section 1 Name. This Trust shall be known as "RMR Healthcare Growth and Income Fund" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."




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         IN WITNESS WHEREOF, RMR Healthcare Total Return Fund has caused this
Amendment to be executed by its duly authorized officer as of the day and year first above written.

                                      RMR HEALTHCARE TOTAL RETURN FUND

                                      /s/ Thomas M. O'Brien
                                      ----------------------------------
                                      Thomas M. O'Brien
                                      President